We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated May 13, 1996 appearing of page F-2 of Oryx Technology Corp.'s Annual Report on Form 10-KSB/A1 for the year ended February 29, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.





Price Waterhouse LLP
San Jose, California
November 8, 1996